Exhibit 10.11

BYLINE BANCORP, INC.

EMPLOYEE STOCK PURCHASE PLAN

Byline Bancorp, Inc.

Employee Stock Purchase Plan

i

Article VII- Withdrawal		9
7.01.	Effect on Subsequent Participation	9
7.02.	Termination of Employment	9

Article VIII- Stock		10
8.01.	Maximum Shares	10
8.02.	Participant’s Interest in Option Stock	10
8.03.	Registration of Stock	10
8.04.	Dividends	10

Article IX- Administration		11
9.01.	Appointment of Committee	11
9.02.	Authority of Committee	11
9.03.	Rules Governing the Administration of the Committee	11

Article X- Miscellaneous		12
10.01.	Transferability	12
10.02.	Use of Funds	12
10.03.	Adjustment Upon Changes in Capitalization	12
10.04.	Mergers, Liquidations, and Other Company Transactions	12
10.05.	Amendment and Termination	13
10.06.	Compliance with Legal and Exchange Requirements	13
10.07.	Withholding of Taxes	13
10.08.	Effective Date	13
10.09.	No Employment Rights	13
10.10.	Effect of Plan	14
10.11.	Governing Law	14

ii

Byline Bancorp, Inc.

Employee Stock Purchase Plan

ARTICLE I-PURPOSE

1.01. Purpose

The Byline Bancorp, Inc. Employee Stock Purchase Plan is intended to provide a method whereby certain employees of Byline Bancorp, Inc. (the “Company”) and its participating subsidiary corporations will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company (“Stock”). It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in Offerings a manner consistent with the requirements of Code Section 423. Participating Subsidiaries as of the Effective Date are all subsidiaries organized in the United States.

The Plan is being adopted by the Company in anticipation of the initial public offering of the Company’s Common Stock, and is subject to approval of the Company’s shareholders and the successful completion of the initial public offering. In the event that a new corporation is formed to serve as the issuer of Common Stock pursuant to the initial public offering, this Plan may be adopted by such corporation, with the consent of its shareholders, and such corporation shall be considered the Company for all purposes of the Plan.

ARTICLE II- DEFINITIONS

2.01. Base Pay

“Base Pay” shall mean regular straight-time earnings and overtime, including vacation pay, paid time off and other payments in lieu of such compensation, except as otherwise determined by the Committee. In the case of an employee who is compensated wholly or partially on the basis of commissions, Base Pay shall also include commission payments.

2.02. Committee

“Committee” shall mean the individuals appointed by the Company to administer the Plan as described in Article IX.

2.03. Eligible Employee

“Eligible Employee” means any employee of the Company or a participating Subsidiary whose customary term of employment is for more than 20 hours per week, as determined in accordance with Code Section 423(b)(4)(B).

2.04. Enrollment Period

“Enrollment Period” shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions through a Subscription.

2.05. Offering Commencement Date

“Offering Commencement Date” shall mean and, unless determined otherwise by the Committee, January 1 and July 1 of each year commencing with the first such date that occurs after the Effective Date. Each Eligible Employee who is a Participant as of an Offering Commencement Date for an Offering shall be deemed to be granted an option to participate in the Plan for that Offering in accordance with the terms hereof.

2.06. Offering

“Offering” shall mean the offering of the Company’s Stock. Only Eligible Employees of participating Subsidiaries shall participate in Offerings.

2.07. Offering End Date

“Offering End Date” shall mean, with respect to each Offering, the last day of the sixth month of such Offering. The Committee may establish a different length for individual offerings, provided that the Offering End Date for any Offering may not be more than five years after the Offering Commencement Date, or twenty-seven months if the purchase price with respect to such Offering is based on the lower of the closing price of the Stock on the Offering Commencement Date or the Purchase Date pursuant to Section 4.02(ii).

2.08. Participant

“Participant” shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

2.09. Plan

“Plan” shall mean the Byline Bancorp Inc. Employee Stock Purchase Plan, as amended from time to time.

2.10. Purchase Date

“Purchase Date” shall mean with respect to any Offering, the Offering End Date; provided, that with respect to any Offering the Committee may provide for more frequent Purchase Dates prior to the Offering End Date, and provided further, that if any such day is not a business day on which trading occurs, the Purchase Date shall be the nearest prior business date on which shares of Stock are traded.

2.11. Subscription

“Subscription” shall mean an Eligible Employee’s authorization for payroll deductions made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by voice response, internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.02 or otherwise in accordance with the Plan, each Subscription shall be in effect for the duration of an Offering.

2.12. Subsidiary

“Subsidiary” shall mean any present or future corporation that would be a “subsidiary corporation” of the Company as that term is defined in Section 424 of the Code. A participating Subsidiary means any corporation that is a Subsidiary on the Effective Date. The Committee shall have the authority to determine whether corporations that become Subsidiaries after the Effective Date shall participate.

ARTICLE III-ELIGIBILITY AND PARTICIPATION

3.01. Initial Eligibility

Any individual who is an Eligible Employee shall be eligible to participate in the Offering if he is employed on the Offering Commencement Date. The Committee may establish rules requiring an Eligible Employee to have completed a minimum period of service (not to exceed two years) to participate in an Offering, or permitting a person who becomes an Eligible Employee (or who completes the applicable period of service) during an Offering to participate in the Offering.

3.02. Leave of Absence

For purposes of participation in the Plan, and except as otherwise determined by the Committee, a Participant on a leave of absence shall be deemed to be an employee for a period of up to 90 days or, if longer, during the period the Participant’s right to reemployment is guaranteed by statute or contract. If the leave of absence is paid, deductions or contributions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave. If such a Participant returns to active status within 90 days or the guaranteed reemployment period, as applicable, payroll deductions or contributions under the Subscription in effect at the time the leave began will automatically begin again upon the Participant’s return to active status. If the Participant does not return to active status within 90 days or the guaranteed reemployment period, as applicable, the Participant shall be treated as having terminated employment for all purposes of the Plan. If such individual later returns to active employment as an Eligible Employee, such individual will be treated as a new employee and will be eligible to participate in Offerings commencing after his or her reemployment date by filing a Subscription during the applicable Enrollment Period for such Offering.

3.03. Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an option to participate in any Offering under the Plan:

(a)	if, immediately after the grant, such Eligible Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Eligible Employee);

(b)	which permits the Eligible Employee’s right to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; or

(c)	unless the Committee provides that the purchase price with respect to such Offering is based on the lower of the closing price of the Stock on the Offering Commencement Date or the Purchase Date pursuant to Section 4.02(ii), which permits a Participant to purchase more than a number of shares of Stock determined by the Committee at the commencement of the Offering.

3.04. Commencement of Participation

An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

3.05. Participation After Rehire

An Eligible Employee’s Subscription will automatically terminate on his or her termination of employment with the Company and all Subsidiaries. If the Eligible Employee terminates employment with a Subscription in effect with respect to an Offering and is rehired prior to the Offering End Date for that Offering, the Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions under such Offering. The Eligible Employee may elect to participate in Offerings commencing after his or her reemployment date by entering a Subscription during the applicable Enrollment Period for such Offering.

3.06. Transfers

If an Eligible Employee transfers from a participating to a non-participating Subsidiary, the Eligible Employee’s Subscription to any current Offering shall terminate, and such Eligible Employee shall be treated as having withdrawn his subscription. A Participant whose participation in an Offering ends due to this Section 3.06 will be treated as having incurred a Termination of Employment to allow for the application of Section 7.02.

ARTICLE IV-OFFERINGS

4.01. Offerings

The Plan will be implemented by Offerings beginning on the first January 1 or July 1 that occurs after the Effective Date and, unless determined otherwise by the Committee, on each January 1 or July 1 that occurs thereafter. Without limiting the generality of the foregoing, the Committee may establish an Offering prior to the first January 1 or July 1 that occurs after the Effective Date, which may have a period of less than six months.

Participants may subscribe to any Offering for which they are eligible by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription, unless otherwise determined by the Committee. If a Participant purchases shares that cause the Participant to reach the limitation set forth in Section 3.03(b) or Section 3.03(c), the Participant’s Subscription will automatically be suspended for the duration of the calendar year and will resume at the beginning of the next calendar year, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription, unless otherwise determined by the Committee. Under the foregoing automatic enrollment provisions, payroll deductions or contributions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

4.02. Purchase Price

The purchase price per share of Stock under each Offering shall be 85% of the closing price of the Stock on the Purchase Date. Notwithstanding the foregoing, the Committee may determine with respect to any Offering either that (i) the purchase price shall be a different percentage, which shall not be less than 85%, of the closing price of the Stock on the Purchase Date, or (ii) the purchase price shall be a percentage (which shall not be less than 85%) of the lower of the closing price of the Stock on the Offering Commencement Date or the Purchase Date. If the Stock is not traded on the principal securities exchange on which the Stock is admitted to trade on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the next preceding date on which the Stock was so traded. Such determination shall be made and communicated to Eligible Employees during the Enrollment Period for such Offering.

Such purchase price may only be paid with accumulated payroll deductions in accordance with Article V.

ARTICLE V-PAYROLL DEDUCTIONS/CONTRIBUTIONS

5.01. Amount of Deduction/Contribution

An Eligible Employee’s Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 15% of Base Pay or such other percentage as the Committee may authorize on each payday that the Subscription is in effect.

5.02. Participant’s Account

All payroll deductions made with respect to a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such accounts. No interest will accrue or be paid on any amount withheld from a Participant’s pay under the Plan or credited to the Participant’s account. Except as otherwise provided in this Section 5.02, Section 6.01 or Section 8.01, or as provided upon termination of the Plan, all amounts in a Participant’s account will be used to purchase Stock and no cash refunds shall be made from such account. Any amounts remaining in a Participant’s account with respect to an Offering due to the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

5.03. Changes in Payroll Deductions/Contributions

During an Offering, a Participant may change his or her level of payroll deduction or contribution with respect to such Offering within the limits described in Section 5.01 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes or prohibiting changes under certain circumstances); provided, however, if the Participant reduces his or her payroll deductions or contributions to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next Offering to resubscribe to the Plan. Any increases or decreases in the level of payroll deductions or contributions shall be effective as soon as administratively practicable thereafter.

ARTICLE VI-EXERCISE OF OPTION

6.01. Automatic Exercise

A Participant’s option for the purchase of Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The option will be exercised by using the accumulated payroll deductions or contributions in the Participant’s account as of each such Purchase Date to purchase the number of full and (to the extent permitted by the Committee) partial shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02 (but not in excess of the limitation set forth in Sections 3.03(b) or 3.03(c)). Any accumulated payroll deductions or contributions remaining in the Participant’s account following the purchase that could not be used to purchase shares of Stock in accordance with the foregoing provisions shall be refunded to the Participant as soon as practicable, or retained in the Participant’s account and used for the purchase of Stock in the next Offering, as determined by the Committee.

6.02. Withdrawal From Offering

A Participant may withdraw his or her Subscription at any time (but not retroactively) during an Offering. If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions or contributions in the Participant’s account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01, or refunded to the Participant, as determined by the Committee.

6.03. Delivery of Stock

Stock purchased under the Plan will be held in an account in the Participant’s name in uncertificated form until such shares are transferred to the Participant in accordance with Section 7.02 or other procedures established by the Committee. The Committee may change such accounts and the manner in which such shares are registered and held from time to time, and may establish reasonable fees for the registration and custody of shares and sell shares in a Participant’s account to pay such fees.

6.04. Mandatory Retention or Sale of Stock

To facilitate compliance with applicable law, the Committee may require Participants to: (a) retain any Stock purchased under the Plan during an Offering with a designated broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to restrict transfer of such Stock or (b) sell shares of Stock immediately upon purchase or within a specified period following a Participant’s termination of employment.

ARTICLE VII-WITHDRAWAL

7.01. Effect on Subsequent Participation

A Participant’s election to withdraw from any Offering will not have any effect upon the Participant’s eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

7.02. Termination of Employment

Upon termination of the Participant’s employment with the Company for any reason, any Subscription then in effect will be deemed to have been withdrawn and any payroll deductions or contributions credited to the Participant’s account will be used to purchase Stock on the next Purchase Date for the Offering with respect to which such deductions relate in accordance with Section 6.01, or refunded to the Participant, as determined by the Committee. After termination of employment, any shares of Stock purchased under the Plan that have not otherwise been certificated, sold or transferred will continue to be held in the Participant’s Plan account. The Company, in its sole discretion, shall determine whether a Participant has terminated employment for purposes of the Plan, and such determinations shall be final and binding on all parties.

ARTICLE VIII-STOCK

8.01. Maximum Shares

The maximum number of shares of Stock which may be issued under the Plan, subject to adjustment upon changes in the Company’s capitalization as provided in Section 10.03, shall be 200,000 shares. If the total number of shares for which options are exercised on any Purchase Date in accordance with Article IV exceeds the maximum number of shares for the applicable Offering, the Committee shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions or contributions credited to the account of each Participant under the Plan shall be returned to him or her as promptly as possible. Shares of Stock to be purchased under the Plan may constitute newly issued shares, treasury shares, or shares purchased by the Company on the open market or from any other source.

8.02. Participant’s Interest in Option Stock

The Participant will have no interest in Stock covered by an option under the Plan until such option has been exercised.

8.03. Registration of Stock

Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs in accordance with procedures established by the Committee, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

8.04. Dividends

Dividends on Stock purchased under the Plan that is held in a Participant’s account shall be credited to the Participant’s account and reinvested in Stock, except to the extent otherwise provided by the Committee. Unless the Participant has requested otherwise, dividend reinvestment will occur regardless of whether the Participant is currently participating in an Offering. At the Participant’s request, dividends will be paid directly to the Participant in cash.

ARTICLE IX-ADMINISTRATION

9.01. Appointment of Committee

The Board of Directors of the Company (the “Board”) shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan. Unless otherwise determined by the Board, the Company’s Compensation Committee shall serve as the Committee.

9.02. Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. Such rules and regulations may alter any provision of the Plan that is ministerial or administrative in nature without a formal amendment. The Committee shall also have the authority to determine whether the employees of Subsidiaries of the Company organized or acquired after the Effective Date shall be eligible for participation in the Plan. To the extent permitted under applicable law, the Committee may delegate its power, authority and responsibilities under the Plan to one or more officers of the Company at any time, in its sole discretion. In this regard and to the extent permitted under applicable law, the Committee hereby delegates its power, authority and responsibilities under the Plan to the Company’s senior officer responsible for human resources. Decisions of the Committee and, where applicable, its delegate, shall be final and binding upon all Participants. Neither the Committee nor any delegate of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

9.03. Rules Governing the Administration of the Committee

The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

ARTICLE X-MISCELLANEOUS

10.01. Transferability

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant.

10.02. Use of Funds

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

10.03. Adjustment Upon Changes in Capitalization

In the event of a stock split, stock dividend, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, reclassification or combination of shares, merger, consolidation, distribution, split-up, spin-off, exchange of shares, sale of assets or similar corporate transaction or event, the Committee, in the manner it deems equitable, shall adjust (a) the number and class of shares or other securities that are reserved for issuance under the Plan, (b) the number and class of shares or other securities that are subject to outstanding options, and (c) the appropriate market value and other price determinations applicable to options (including the purchase price). The Committee shall make all determinations under this Section 10.03, and all such determinations shall be conclusive and binding.

10.04. Mergers, Liquidations, and Other Company Transactions

(a)	Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, the Offering then in progress shall terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Committee in its sole discretion, and all outstanding options to purchase Stock shall automatically terminate and the amounts of all payroll deductions and contributions will be refunded without interest to the Participants as soon as reasonably practicable.

(b)	Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, then in the sole discretion of the Committee: (a) each option shall be assumed, or an equivalent option shall be substituted, by the successor corporation or parent or subsidiary of such successor corporation; or (b) a new Purchase Date shall be established by the Committee on or before the date of consummation of such merger, consolidation or sale, and all outstanding options to purchase Stock shall be automatically exercised on such new date.

10.05. Amendment and Termination

The Committee shall have complete power and authority to terminate or amend the Plan; provided, however, that any amendment that would (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.03); or (ii) amend the requirements as to the class of employees eligible to participate in the Plan shall require action by the Board and approval of the shareholders.

Unless otherwise determined by the Committee, the termination date of the Plan shall be deemed to be a Purchase Date, and all options then outstanding under the Plan shall be exercised.

10.06. Compliance with Legal and Exchange Requirements

The Company shall not be under any obligation to issue Stock upon the exercise of any option unless and until the Company has determined that: (a) it has taken all actions required to register the shares of Stock under the U.S. Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (b) any applicable listing requirement of any stock exchange on which the Stock is listed has been satisfied; and (c) all other applicable provisions of U.S. federal, state and local laws have been satisfied.

10.07. Withholding of Taxes

In the event that the Company is required to withhold any applicable taxes in respect of any compensation or other income realized by a Participant under the Plan, the Company may deduct from any benefits of any kind otherwise due to such Participant, including without limitation the proceeds of any sale of shares of Stock for the account of the Participant, the aggregate amount of such applicable taxes required to be withheld or, if such payments are insufficient to satisfy such applicable taxes, the Participant will be required to pay to the Company, or make other arrangement satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes.

10.08. Effective Date

This Plan shall be effective as of the later if the date on which the Company’s initial public offering becomes effective, or the date on which it is approved by the shareholders of the Company. If the Effective Date does not occur within twelve months after the date on which the Plan is adopted, the Plan shall be null and void.

10.09. No Employment Rights

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time. Any rights or benefits provided under this Plan shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments, except to the extent explicitly provided in the plan or policy document governing such benefits.

10.10. Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

10.11. Governing Law

The law of the State of Illinois will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on the 14th day of June, 2017.

BYLINE BANCORP, INC.

By: